EXHIBIT 99.1

Release of an ad hoc announcement pursuant to Art. 53 LR

RELIEF THERAPEUTICS HOLDING SA AND NRX PHARMACEUTICALS, INC. ANNOUNCE TENTATIVE SETTLEMENT OF PENDING LITIGATION

Geneva, Switzerland and Radnor, Pennsylvania, August 22, 2022 – RELIEF THERAPEUTICS Holding SA (SIX: RLF, OTCQB: RLFTF, RLFTY) ("Relief"), and NRx Pharmaceuticals, Inc. (NASDAQ: NRXP) ("NRx"), today announced that they have agreed to a tentative settlement of their pending litigation. The parties have agreed to work collaboratively to finalize the settlement within the next 30 days. Further, the parties have agreed to stay the litigation for an additional 60 days to allow for the negotiation and execution of the definitive settlement agreement and related terms. Terms of the settlement will be reported following execution of the definitive settlement documents, but any settlement may result in a re-allocation of the development rights and licensing arrangements for aviptadil. There can be no assurance that the parties will successfully complete the proposed settlement.

About Relief Therapeutics

Relief focuses primarily on clinical-stage programs based on molecules with a history of clinical testing and use in human patients or a strong scientific rationale. Relief has a Collaboration and License Agreement with Acer Therapeutics for the worldwide development and commercialization of ACER-001 (sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including UCDs and Maple Syrup Urine Disease (MSUD). Relief also continues to study aviptadil for several possible lung related conditions. Finally, Relief's 2021 acquisitions of APR Applied Pharma Research SA and AdVita Lifescience GmbH brought to Relief a diverse pipeline of marketed and development-stage programs.

RELIEF THERAPEUTICS Holding SA is listed on the SIX Swiss Exchange under the symbol RLF and quoted in the U.S. on OTCQB under the symbols RLFTF and RLFTY. For more information, visit www.relieftherapeutics.com. Follow Relief on LinkedIn.

About NRx Pharmaceuticals

NRx Pharmaceuticals, Inc. draws upon decades of collective, scientific, and drug-development experience applying innovative science to known molecules to address very high unmet needs and bring improved health to patients. NRx Pharmaceuticals is developing NRX-101, its proprietary fixed-dose combination as a treatment for Bipolar Depression in Patients with Acute Suicidal Ideation and Behavior (ASIB). The U.S. Food and Drug Administration ("FDA") has granted Breakthrough Therapy designation (“BTD”), a Special Protocol Agreement, and a Biomarker

Letter of Support for NRX-101. NRx Pharmaceuticals is led by executives who have held leadership roles at Lilly, Pfizer, and Novartis as well as major investment banking institutions.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether the parties can complete the proposed settlement, and (ii) those factors described in Relief's and NRx's reports to the Securities and Exchange Commission under the Securities Exchange Act of 1934 could adversely affect Relief and NRx. Copies of Relief's and NRx's filings with the SEC are available on the SEC EDGAR database at https://www.sec.gov/edgar/searchedgar/companysearch. Relief and NRx do not undertake any obligation to update the information contained herein, which speaks only as of this date.

CONTACT:

RELIEF THERAPEUTICS Holding SA Jack Weinstein Chief Financial Officer and Treasurer contact@relieftherapeutics.com	NRX PHARMACEUTICALS, INC. Molly Cogan Sr. Director, Global Communications mcogan@nrxpharma.com

FOR MEDIA/INVESTOR INQUIRIES: Rx Communications Group Michael Miller (917) 633-6086 mmiller@rxir.com	INVESTOR RELATIONS Tim McCarthy Investor Relations tim@lifesciadvisors.com